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Exhibit 10.6

[Wendy's International Logo]

August 13, 2003

DavCo Restaurants, Inc.
DavCo Acquisition Holding Inc.
1657 Crofton Blvd.
Crofton, MD 21114

Re:
Multiple Unit Development

DEVELOPMENT LETTER

Gentlemen:

        DavCo Restaurants Inc., a Delaware corporation and DavCo Acquisition Holding Inc., a Delaware corporation (individually and collectively, "Franchisees") and Wendy's International Inc., an Ohio corporation ("Wendy's") are parties to an Agreement and Consent to Assignment which is being executed contemporaneously herewith (the "Consent") which provides for the execution of this Development Letter (the "Development Letter") to replace the Development Agreement dated June 19, 1978 as amended from time to time, for the development rights to the City of Baltimore, MD; Anne Arundel, Baltimore, Calvert, Caroline, Carroll, Cecil, Charles, Dorcester, Frederick, Harford, Howard, Kent, Montgomery, Prince Georges, Queen Annes, St. Marys, Talbot, Washington, Wicomico, and Worcester Counties, MD; the District of Columbia, and Arlington, Fairfax, Loudoun, Prince William, and Stafford Counties, VA (collectively, the "Territory").

        Each of the 153 Wendy's Old Fashioned Hamburgers Restaurants previously opened by Franchisees in the Territory and all of the Wendy's Old Fashioned Hamburgers Restaurants hereafter opened by Franchisees in the Territory are hereinafter referred to as the "Restaurants". Wendy's hereby grants to Franchisees the right, and Franchisees undertake the obligation, to construct, equip, open and operate additional Restaurants in the Territory in accordance with the following performance Schedule (the "Performance Schedule") and the other terms and conditions of this Development Letter.

Additional Restaurants to be Opened or Under Construction Annually as Noted Below
December 31, 2003	4
December 31, 2004	4
December 31, 2005	4

August 13, 2003

Additional Restaurants to be Opened Annually as Noted Below
December 31, 2006	8
December 31, 2007	8
December 31, 2008	8
December 31, 2009	8
December 31, 2010	7
December 31, 2011	7
December 31, 2012	7
December 31, 2013	7
December 31, 2014	7
December 31, 2015	7

        In the event Franchisees elect to close any of the existing Restaurants within the Territory or any of the Restaurants built pursuant to the Performance Schedule, Wendy's prior written consent shall be required and the parties shall replace such Restaurant(s) in the Performance Schedule with a performance date as mutually agreed without extending the term of this Development Letter or the term of the right of first refusal contained herein. It is acknowledged and agreed that Wendy's consent shall be based upon Wendy's then-existing standard policies, guidelines, and procedures related to store closure, which currently include an assessment of the demographics, operations and economic circumstances surrounding the Restaurant and the market.

        Any Restaurant developed or to be developed by Franchisees outside of the Territory, will not be considered in the determination of Franchisees' compliance with the Performance Schedule. Each of the Restaurants developed pursuant to the Performance Schedule shall be operated pursuant to a separate new Unit Franchise Agreement to be entered into between Franchisees and Wendy's (the "NUFA"). The terms and conditions applicable to each of the Restaurants developed pursuant to the Performance Schedule shall be as set forth in the NUFA and the Addendum as defined (and as further modified) in the Consent (the "Addendum").

        Provided Franchisees are in compliance with the Performance Schedule, all franchise agreements for Restaurants with the Territory, and all other agreements with Wendy's or its affiliates, subsidiaries, and advertising co-ops, and provided Franchisees are in compliance with material provisions of supplier agreements related to the Restaurants (except to the extent of a bona fide dispute), Wendy's will not, prior to December 31, 2015 itself establish, or grant rights to any third party to establish a Wendy's Old Fashioned Hamburgers Restaurant within the Territory.

        Franchisees' right to commence construction of any new Restaurants pursuant to the Performance Schedule of this Development Letter is subject to compliance with the following conditions:

August 13, 2003

A.
Each proposed site for each Restaurant must be formally presented to Wendy's on Wendy's then-current Site Acceptance Request form for Wendy's prior written approval before any obligation is assumed by Franchisees with respect to the site. Franchisees must also present a formal request to proceed with construction, in accordance with Wendy's construction approval policies and procedures. Franchisees acknowledge that site approval will be determined solely, in each, circumstance, by Wendy's in accordance with its then-standard policies and site criteria.

B.
If Wendy's accepts a proposed site, Wendy's will deliver a NUFA for the Restaurant to Franchisees for execution. Franchisees must execute and return the NUFA to Wendy's in accordance with applicable law, but in any event within twenty-one (21) days of receipt along with Wendy's standard Release of Claims attached hereto as Exhibit A. Franchisees must pay Wendy's the Technical Assistance Fee of Seven Thousand Five Hundred Dollars ($7,500) and all other fees required under each NUFA, at the times specified.

        In the event Franchisees fail to satisfy any of the conditions described above, Wendy's will be under no obligation to execute a NUFA for a new Restaurant. Construction of a new Restaurant must not begin until a NUFA is executed for that Restaurant.

        If Franchisees fail to have open or under construction the required number of Restaurants is accordance with the Performance Schedule or if Franchisees exercise a right of first refusal described below and fail to open the required Wendy's Old Fashioned Hamburgers Restaurant in accordance with the terms of that right of first refusal, Wendy's may terminate this Development law (including the right of first refusal), effective upon Franchisee's failure to cure such default within 30 days of receiving a written notice of default from Wendy's. Franchisees acknowledge and agree that Wendy's past history of granting extensions and revisions to development schedules does not apply to Franchisees' obligation under this Development Letter, time being of the essence. Further, if at any time, Franchisees are in default under any franchise agreement or any other agreement executed by Franchisees and Wendy's or its affiliates, advertising co-ops, or subsidiaries, or if Franchisees fail to comply with material provisions of a supplier agreement related to the Restaurants (except to the extent of a bona fide dispute), Wendy's may terminate this Development Letter (including the right of first refusal) effective upon Franchisees, failure to cure such default within 30 days of receiving a written notice of default under this Development Letter (which cure period may run concurrently with any cure period applicable under the aforementioned agreements); provided however, termination of this Development Letter shall be effective immediately without notice upon a default under Section 14.1 of the NUFA and shall be effective immediately after 5 days from the mailing of notice by Franchisor or upon receipt of notice by Franchisee of a default under Section 14.2 of the NUFA, whichever is earlier (except as otherwise provided therein).

        The rights granted to Franchisees in this Development Letter represent a special opportunity provided to Franchisees, separate from those afforded by any franchise agreements executed or to be executed by Wendy's, and are based upon Franchisees' restaurant operations and development experience with Wendy's. Therefore, the rights granted to Franchisees herein may not be assigned except as otherwise permitted in the Consent.

August 13, 2003

        The rights to develop Restaurants pursuant to the Performance Schedule of this Development Letter will terminate at the earlier of December 31, 2015 or the date Franchisees' rights are terminated by Wendy's in writing due to Franchisees' default as provided herein or as provided in the Consent or any NUFA, or due to a transfer of franchise rights granted under the Franchise Contracts.

        In addition to the rights granted hereof and provided Franchisees have otherwise complied with the terms of the Development Letter, if at any time or from time to time following the timely completion of construction and opening for business of all the Restaurants in accordance with the Performance Schedule, Wendy's determines that it is desirable to operate or franchise one or more additional Wendy's Old Fashioned Hamburgers Restaurants in the Territory, and provided Franchisees have timely complied with the Performance Schedule and are then in compliance with all terms and conditions of all NUFAs, Franchisees shall have a right of first refusal to obtain the developmental rights to such additional Wendy's Old Fashioned Hamburgers Restaurants upon the then current terms and conditions offered by Wendy's in connection with the granting of franchises for such locations at that time. In such case, Wendy's shall advise Franchisees in writing of the terms and conditions for the acquisition of the developmental rights for such additional Wendy's Old Fashioned Hamburgers Restaurants. Franchisees shall notify Wendy's in writing within thirty (30) days of the receipt of such notice if Franchisees desire to acquire the developmental rights to all or any of such additional Wendy's Old Fashioned Hamburgers Restaurants. If Franchisees do not exercise this right of first refusal, in whole or in part, Wendy's may, within one hundred eighty (180) days from the expiration of the foregoing thirty (30) day period, grant such developmental rights in whole or in part to such other persons or entities on the same terms and conditions or Wendy's itself may elect to develop and operate any of such additional Wendy's Old Fashioned Hamburgers Restaurants. This right of first refusal shall expire (unless sooner terminated) on December 31, 2025.

        Unless Wendy's has in writing otherwise agreed, each NUFA to be executed pursuant to this Development Letter, shall be executed by each of the two named Franchisees.

        This Development Letter is to supplement the Consent and the terms of the Consent shall be deemed incorporated herein. In the event of a conflict between the Consent and this Development Letter, the Consent will control, provided every reasonable effort is made to read this Development Letter as supplementing the Consent. Further, Sections 20 and 26 of the NUFA form shall be deemed incorporated herein by this reference, unless such provisions are inconsistent with the provisions of the Consent, in which case the provisions of the Consent will control.

August 13, 2003

        If you agree to the terms set out in this Development Letter, please execute the enclosed copy and return it to my attention.

Sincerely yours,

WENDY'S INTERNATIONAL, INC.
By:	/s/ JONATHAN CATHERWOOD Jonathan Catherwood EVP MERGERS AND ACQUISITIONS

ACKNOWLEDGED AND AGREED:
FRANCHISEE
DAVCO RESTAURANTS, INC.

By:	/s/ DAVID J. NORMAN Name: David J. Norman Title: CFO & Secretary Date 8/13/03
DAVCO ACQUISITION HOLDING INC.
By:	/s/ DAVID J. NORMAN Name: David J. Norman Title: CFO & Secretary Date 8/13/03

EXHIBIT A
GENERAL RELEASE OF ALL CLAIMS

        This GENERAL RELEASE OF ALL CLAIMS is made effective this            day of            , 2003. As a requirement of and in consideration for the willingness on the part of Wendy's International, Inc., an Ohio corporation ("Wendy's"), to grant franchise rights for the Wendy's Old Fashioned Hamburgers Restaurant(s) to be located at                         , as requested by the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, individually and collectively, hereby unconditionally RELEASE, DISCHARGE and ACQUIT Wendy's, its past and present shareholders, officers, directors, employees, successors, assigns, agents, and subsidiaries from any and all liabilities, claims, damages, demands, costs, indebtedness, expenses, debts, indemnities, compensation, suits, controversies, actions and causes of action of any kind whatsoever, whether developed or undeveloped, known of unknown, fixed or contingent, regarding or arising out of any prior or existing franchise agreement or any other agreement or document executed by any of the undersigned and Wendy's (or any subsidiary of Wendy's), any Wendy's Old Fashioned Hamburgers Restaurant (whether currently or previously owned or operated by the undersigned or any of them), the franchise relationship, or any other prior or existing business relationship between any of the undersigned and Wendy's (or any subsidiary of Wendy's), which the undersigned or any of them individually or collectively has asserted, may have asserted or could have asserted against Wendy's (or any of the aforementioned related parties) at any time up to the date of this GENERAL RELEASE OF ALL CLAIMS, including specifically, without limitation, claims under the Sherman and Clayton Acts and the anti-trust Laws of the United States, and claims arising from contract, written or oral communications, alleged misstatements of fact, indebtedness of any kind or nature, and acts of negligence whether active or passive. This GENERAL RELEASE OF ALL CLAIMS shall survive the assignment or termination of any of the franchise agreements or other documents entered into by and between Wendy's and any of the undersigned. This GENERAL RELEASE OF ALL CLAIMS is not intended as a waiver of those rights of the undersigned which cannot be waived under applicable state franchise laws.

WITNESS:	DAVCO ACQUISITION HOLDING INC.
By:

Title:

DAVCO RESTAURANTS, INC.
By:

Title:

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Exhibit 10.6